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                                                                    EXHIBIT 23.2



                               CONSENT OF KPMG LLP


The Board of Directors
Encysive Pharmaceuticals, Inc. (formerly Texas Biotechnology Corporation):

         We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on August 13, 2003 of Encysive Pharmaceuticals, Inc. (formerly Texas Biotechnology Corporation, or "the Company") of our report dated March 5, 2003, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of the Company.


/s/ KPMG LLP

Houston, Texas
August 12, 2003